Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED BASED ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

INTELEPEER, INC.

COMMON STOCK PURCHASE WARRANT

1.                                       Price and Number of Shares Subject to Warrant.  FOR VALUE RECEIVED, subject to the terms and conditions herein set forth, Vogen Funding, L.P. (the “Holder”) is entitled to purchase from IntelePeer, Inc., a Delaware corporation (the “Company”), at any time after the date hereof and before the termination of this Warrant pursuant to Section 9 below, at a price per share equal to $1.70, as adjusted in accordance with Section 3 below (the “Warrant Price”), that number of shares of fully paid and nonassessable shares of the Common Stock of the Company indicated in Section 2 below, as adjusted pursuant to Section 3 below (the “Warrant Shares”).  This Warrant is issued pursuant the Amendment to Lease Supplements No. 5 through 9 dated May 4, 2010 (the “Agreement”).

2.                                       Number of Warrant Shares.  The number of Warrant Shares for which this Warrant is exercisable is 23,120.

3.                                       Adjustment of Warrant Price and Warrant Shares.  The number of Warrant Shares issuable upon the exercise of this Warrant and the exercise price thereof shall be subject to adjustment from time to time, and the Company agrees to provide notice upon the happening of certain events, as follows:

(a)                                  Reclassification, etc.  If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter be to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.  If shares of the class of the Company’s stock for which this Warrant is being exercised are subdivided or combined into a greater or smaller number of shares of stock, the Warrant Price shall be proportionately reduced in the case of subdivision of shares or proportionately increased in the case of combination of shares, in both cases by the ratio which the total number of shares of such class of stock to be outstanding immediately after such event bears to the total number of shares of such class of stock outstanding immediately prior to such event.

(b)                                 Adjustment for Dividends in Stock.  In case at any time or from time to time on or after the date hereof the holders of the shares of the Company’s capital stock of the same class and series as the Warrant Shares (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible Stockholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend, then and in each case, the Holder shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company which the Holder would hold on the date of such exercise had it been the holder of record of such Warrant Shares on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by this Section 3.

4.                                       No Stockholder Rights.  This Warrant, by itself, as distinguished from Warrant Shares purchased hereunder, shall not entitle its holder to any of the rights of a Stockholder of the Company.

5.                                       Exercise of Warrant.  This Warrant may be exercised in whole or part by the Holder, at any time after the date hereof and prior to the termination of this Warrant, by the surrender of this Warrant, together with the Notice of Exercise attached hereto as Attachment 1, duly completed and executed at the principal office of the Company, accompanied by payment in full of the Warrant Price in cash or by check with respect to the Warrant Shares being purchased.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the Holder shall be treated for all purposes as holder of such shares of record as of the close of business on such date.  As promptly as practicable after such date, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Warrant Shares issuable upon such exercise.  Upon any partial exercise or partial conversion of this Warrant, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of Warrant Shares as to which rights have not been exercised (subject to adjustments as herein provided), such Warrant or Warrants to be issued in the name of the Holder or its nominee.

6.                                       Conversion.  In lieu of exercising this Warrant or any portion hereof, the Holder shall have the right to convert this Warrant or any portion hereof into Warrant Shares by executing and delivering to the Company at its principal office the written notice of conversion in the form attached hereto as Attachment 2, specifying the portion of the Warrant to be converted, and accompanied by this Warrant.  The number of Warrant Shares to be issued upon such conversion shall be computed using the following formula;

X = (P)(Y)(A-B)/A

where

X =                             the number of Warrant Shares to be issued to the holder for the portion of the Warrant being converted.

P =                               the portion of the Warrant being converted.

Y =                              the total number of Warrant Shares issuable upon exercise of the Warrant in full.

A =                            the fair market value of one Warrant Share, which shall mean (i) if there is no public market for the Company’s Common Stock, the fair market value of the Company’s Common Stock as of the last business day immediately prior to the date the notice of conversion is received by the Company as determined in good faith by the Company’s Board of Directors, or (ii) if this Warrant is being converted in conjunction with a public offering of the Company’s Common Stock, the price to the public per share pursuant to the offering, or (iii) if the Company’s Common Stock is traded on an exchange or is quoted on the Nasdaq Global Market or the New York Stock Exchange, then the closing or last sale price, respectively, reported for the last business day immediately preceding the date of conversion, or (iv) if the Company’s Common Stock is not traded on an exchange or on the Nasdaq Global Market or the New York Stock Exchange but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the date of conversion.

B =                              the Warrant Price on the conversion date.

Any portion of this Warrant that is converted shall be immediately canceled.

7.                                       Certificate of Adjustment.  Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of an officer of the Company setting form the nature of such adjustment and a brief statement of the facts requiring such adjustment.

8.                                       Transfer of Warrant or Warrant Shares.

(a)                                  This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably requested by the Company).  Subject to the provisions of this Section 8(a), Holder may transfer all or part of this Warrant or the Warrant Shares (or the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant or the Warrant Shares to the Company for reissuance to the transferee(s) (and Holder if applicable).

(b)                                 Holder hereby agrees that, in connection with the initial public offering by the Company, during the period of duration specified by the Company or the underwriter of common stock of the Company following the effective date of the registration statement of the Company filed under the Securities Act of 1933, as amended, with respect to such offering, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the Warrant Shares held by it at any time during such period except common stock included in such registration; provided that such period shall not exceed one hundred eighty (180) days.  Holder further agrees that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period

9.                                       Termination.  This Warrant shall terminate as the earliest of (a) May 4, 2020, (b) the closing of an underwritten registered public offering of the Company’s Common Stock and (c) immediately prior to the consummation of a Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof.  The Company covenants and agrees to provide the Holder with at least fifteen (15) days written notice of (x) the anticipated closing of the events described in subsections 9(b) and 9(c) and (y) at any time that the Holder is not a party to that certain Stockholder Agreement dated as of October 31, 2008, as the same may be amended from time to time pursuant to its terms, any transaction or proposed transaction resulting in or giving rise to any right of first refusal, right of first offer or similar preemptive right, right of co-sale, “tag-along” or “drag-along” right in favor of the holders of the Company’s Common Stock.

10.                                 Legend.  Upon issuance, the Warrant Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

together with any legend required under applicable state securities laws.

11.                                 Lost Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12.                                 Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

13.                                 Miscellaneous.  This Warrant shall be governed by the laws of the State of California, as such laws are applied to contracts to be entered into and performed entirely in California by California residents.  The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.  Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder.  All notices and other communications from the Company to the Holder shall be delivered personally or mailed by first class mail, postage prepaid, to the address furnished to the Company in writing by the Holder, and if mailed shall be deemed given three days after deposit in the United States mail.

ISSUED:  May 4, 2010

INTELEPEER, INC.

Signed:	/s/ Andre Simone

Printed:	Andre Simone

Title:	CFO

Attachment 1

NOTICE OF EXERCISE

TO:                            INTELEPEER, INC.

1.                                       The undersigned hereby elects to purchase                                                shares of Common Stock of IntelePeer, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2.                                       Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Name of Holder)

By:

Title:

Attachment 2

NOTICE OF CONVERSION

TO:                            INTELEPEER, INC.

1.                                       The undersigned hereby elects to acquire                                   shares of Common Stock of IntelePeer, Inc., pursuant to the terms of the attached Warrant, by conversion of                    percent (      %) of the Warrant.

2.                                       Please issue a certificate or certificates representing said shares Common Stock in the name of the undersigned or in such other name as is specified below;

(Name)

(Address)

(Date)	(Name of Holder)

By:

Title: